                                                                   EXHIBIT 10.19

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406 * INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

                           EXCLUSIVE LICENSE AGREEMENT


         THIS EXCLUSIVE LICENSE AGREEMENT (the "AGREEMENT") is made and entered into this 17th day of June, 1996 (the "EFFECTIVE DATE"), by and between ALANEX CORPORATION, a California corporation having its principal place of business at 3550 General Atomics Court, San Diego, CA 92121-1994 ("ALANEX"), and the MOUNT SINAI SCHOOL OF MEDICINE OF THE CITY UNIVERSITY OF NEW YORK, a New York corporation having its principal place of business at One Gustave L. Levy Place, New York, New York 10029-6574 ("LICENSOR").


                                    RECITALS:


         WHEREAS, Alanex and Licensor have entered into a Research Agreement of even date herewith (the "RESEARCH AGREEMENT"), under which Licensor shall perform research directed toward the human GnRH receptor (the "RESEARCH PROGRAM"); and

         WHEREAS, Alanex and Licensor have also entered into a Nonexclusive License Agreement of even date herewith, under which Alanex has obtained nonexclusive rights to certain inventions and technologies relating to the human GnRH receptor that Licensor owned as of the Effective Date; and

         WHEREAS, Alanex desires to obtain an exclusive license under inventions and technologies developed by Licensor in the course of Research Program; and

         WHEREAS, Licensor is willing to grant such a license to Alanex in accordance with the terms and conditions contained herein;

         NOW, THEREFORE, Licensor and Alanex hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         1.1 "AFFILIATE" means any entity that directly or indirectly owns, is owned by or is under common ownership, with Alanex, where "owns" or "ownership" means direct or indirect possession of at least 50% of the outstanding voting securities of Alanex.

         1.2 "LICENSED KNOW-HOW" means all know-how, technology, data, processes, protocols, procedures, methods, formulas, compositions of matter, materials (including biological materials, such as cell lines, vectors, reagents or assays), information and other subject matter which is developed in the course of the Research Program. Licensed Know-how shall include without limitation the reporter system, transfected cell lines and mutant cell lines described on Exhibit A to the Research Agreement, when provided to Alanex by Licensor.


                                       1.

         1.3 "LICENSED PATENTS" means (i) all domestic patents and patent applications (including provisional applications) covering inventions made in the course of the Research Program, (ii) all patents issuing from such patent applications, (iii) all divisionals, substitute applications, continuations and continuations-in-part derived from such patent applications, (iv) all reissues, renewals, re-examinations and inventors' certificates derived from such patents and (v) all foreign counterparts of the foregoing.

         1.4 "LICENSED PRODUCT" means any product discovered, developed or manufactured by Alanex, its Affiliates or sublicensees using any Licensed Know-how or any invention covered by a Licensed Patent.

         1.5 "LICENSED TECHNOLOGIES" means the Licensed Patents and Licensed Know-how.

         1.6 "NET SALES" means the gross receipts received by Alanex, its Affiliates or sublicensees, as appropriate, for the commercial sale of Licensed Products to independent third parties, less the following: transportation charges, discounts actually allowed (including distributor discounts), credits allowed for defective or returned goods, and other allowances (actually paid or allowed, including but not limited to, prompt payment and volume discounts, charge backs from wholesalers and other allowances granted to the end commercial customer of the Licensed Product, whether in cash or trade), costs of insurance and sales and other taxes based on sales prices when included in gross sales, but not including taxes assessed on income derived from such sales.


                                    ARTICLE 2

                         TECHNOLOGY RIGHTS AND TRANSFER


         2.1 LICENSE GRANT. Licensor hereby grants to Alanex an exclusive (even as to Licensor), worldwide license under the Licensed Technologies to discover, develop, manufacture, use, offer for sale, sell and import Licensed Products. Licensor retains the right to practice the Licensed Technologies for noncommercial academic and educational purposes. Alanex may grant sublicenses under such rights, provided that Licensor approves the identity of any sublicensee that is not a "Fortune 500" pharmaceutical company or on Fortune Magazine's comparable international list. Licensor shall not unreasonably withhold or delay any such approval.

         Alanex acknowledges that the United States Government may retain certain rights under 35 U.S.C. 200-212 with respect to the Licensed Technologies. The license granted to Alanex hereunder is subject to such rights. Alanex agrees to use its reasonable best efforts to cause Licensed Products to be manufactured in the United States.

         2.2 UPDATES OF LICENSED TECHNOLOGIES. As reasonably requested by Alanex, the Principal Investigation and Licensor shall update Alanex as to Licensed Patents and Licensed Know-how developed in the course of the Research Program. Exhibit A shall be periodically updated by the parties to include all such Licensed Patents and Licensed Know-how. Such list


                                       2.

                                               *CONFIDENTIAL TREATMENT REQUESTED

shall be maintained for convenience only. The definitions set forth in Sections
1.2 and 1.3 shall define the Licensed Know-how and Licensed Patents covered by this Agreement at all times.

         2.3 LICENSED PATENTS. Licensor shall notify Alanex of each new patentable invention subject to this Agreement at least thirty (30) days in advance of filing any patent application on such invention. If Alanex notifies Licensor within such thirty (30) day period that Alanex will not be responsible for reimbursement of patent costs related to such invention, then such patents shall not be included within the Licensed Patents and shall not be subject to the terms of this Agreement.

         2.4 DISCLOSURE OF LICENSED KNOW-HOW. During the term of this Agreement, Licensor shall use reasonable efforts to provide Alanex with all tangible and intangible components of the Licensed Know-how.


                                    ARTICLE 3

                                  CONSIDERATION


         3.1 PATENT COSTS. Alanex agrees to reimburse Licensor in accordance with Section 4.1 for all documented costs incurred by Licensor in connection with the filing, prosecution and maintenance of the Licensed Patents. Alanex will reimburse Licensor within thirty (30) days of receipt of such documentation.

         3.2 MILESTONE PAYMENTS. Alanex agrees to pay to Mount Sinai an amount equal to **************** of any milestone payments which Alanex may receive from third party sublicensees upon the achievement of human clinical or regulatory milestones with Licensed Products. License fees, equity investments, bona fide loans, payments for research and development by Alanex and payments other than the milestones described above shall not be subject to this Section
3.2. If Alanex receives consideration in a form other than cash, Alanex may pay Licensor pursuant to this Section 3.2 either in kind or in cash based upon the fair market value of such consideration.

         3.3 ROYALTIES. Alanex agrees to pay Licensor during the term of this Agreement a royalty equal to ************************** of Net Sales of Licensed Products.

         3.4 PAYMENTS; REPORTS. Payments made pursuant to Sections 3.2 and 3.3 above shall be payable in U.S. dollars. Payments made under Section 3.2 above shall be made within thirty (30) days of Alanex' receipt of milestone payments from its third party sublicensees. The first royalty payment under Section 3.3 shall cover all royalties due on Net Sales of Licensed Products during the calendar quarter when such sales commence and shall be made forty-five (45) days after the end of such quarter. Thereafter royalty payments shall be due forty-five (45) days after each succeeding calendar quarter and shall cover the royalties earned during such calendar quarter. Alanex agrees to provide written reports to Licensor with such royalty payments setting forth the total number of Licensed Products sold during the applicable period. In the event that Alanex is required to withhold taxes imposed on such payments in any country, Alanex will remit such taxes to the proper authorities, reduce payment to Licensor accordingly


                                       3.

and supply Licensor with all relevant documentation in Alanex's possession so that Licensor may recover such taxes to the extent permissible.

         3.5 RECORDS RETENTION. Alanex will keep, and will cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale of Licensed Products in sufficient detail to permit Licensor to confirm the accuracy of calculations of all payments due hereunder. Such records will be maintained for a three (3) year period following the year in which any such payments were made hereunder.

         3.6 AUDIT REQUEST. No more frequently than once a year, Licensor will have the right to engage, at its own expense, an independent certified public accountant reasonably acceptable to Alanex to examine Alanex's records to determine, with respect to any calendar year, the correctness of any report or payment made under this Agreement. Any such audit will be conducted under reasonable confidentiality restrictions. In the event that any such examination reveals that payments made to Licensor hereunder are incorrect by more than seven percent (7%) in any audited period, Alanex shall reimburse Licensor for the costs of such audit in addition to promptly remitting the amount of any underpayment with interest at the prime rate reported in the Wall Street Journal on the last day of the month prior to the date of such remittance.


                                    ARTICLE 4

                            PATENTS AND INFRINGEMENT


         4.1 PATENT PROSECUTION AND MAINTENANCE. Licensor shall have the right, but not the obligation, to file, prosecute and maintain all patent applications and patents included in the Licensed Patents using counsel reasonably acceptable to Alanex. Licensor and Alanex shall cooperate to determine appropriate prosecution strategy with respect to each Licensed Patent, including the countries in which such patent will be pursued. Licensor will provide Alanex with copies of all correspondence with patent authorities promptly after receipt or delivery. Licensor will provide Alanex with a reasonable opportunity to review and comment on all patent filings in advance of filing. Alanex shall reimburse Licensor for all documented costs, fees and expenses incurred by Licensor in connection with the filing, prosecution and maintenance of the Licensed Patents. In the event Licensor declines to file, prosecute or maintain any application or patent within the Licensed Patents in any country, Licensor shall give Alanex notice of such decision reasonably in advance of any filing deadline applicable to such application or patent. Thereafter, Alanex may, at its own expense, continue to prosecute or maintain such application or patent.

         4.2 PATENT ENFORCEMENT. Alanex shall have the first right, but not the obligation, to enforce the Licensed Patents in infringement, interference or other proceedings and to file suit in its own name or in the name of Licensor. All costs, fees and/or expenses incurred in connection with such enforcement of the Licensed Patents shall be borne by Alanex. To the extent that damages are awarded to Alanex in any suit for infringement, such damages shall be applied first to reimburse Alanex for its enforcement expenses and the remainder will be treated as Net Sales of Alanex subject to royalties under Section 3.3. In the event that Alanex declines


                                       4.

to prosecute infringement of any Licensed Patents pursuant to this Section 4.2, Licensor shall have the right to prosecute such infringement at its own expense and to retain any recovery obtained in such action.

         4.3 ASSISTANCE. Licensor shall provide any assistance reasonably requested by Alanex in exercising its rights under this Article 4, subject to reimbursement of Licensor's out-of-pocket costs in providing such assistance. Without limitation, to the extent possible Licensor will execute any documents necessary for Alanex to bring suit to enforce the Licensed Patents and will make employees and other personnel associated with Licensor reasonably available to assist with patent prosecution or to give testimony relating to the Licensed Patents.


                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES


         5.1 DUE AUTHORIZATION. Each party represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         5.2 BINDING AGREEMENT. Each party represents and warrants that this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.


                                    ARTICLE 6

                                TERM; TERMINATION


         6.1 TERM. This Agreement will commence as of the Effective Date and, unless sooner terminated as provided in this Article 6, will expire upon the later of (a) ten (10) years from first commercial sale of any Licensed Product or (b) the date of expiration of the last-to-expire patent included in the Licensed Patents.

         6.2 TERMINATION BY ALANEX. Alanex will have the right to terminate this Agreement for any reason upon sixty (60) days prior written notice to Licensor. In the event of material breach by Licensor, Alanex may elect to terminate this Agreement upon sixty (60) days prior written notice or continue this Agreement while pursuing its legal remedies, including the receipt of damages related to such breach. Any damages finally awarded may, at Alanex's option, be deducted from any payments owed to Licensor pursuant to Article 3 hereof.

         6.3 TERMINATION BY LICENSOR. Licensor will have the right to terminate this Agreement, in addition to pursuing any remedies available under law or in equity, upon sixty (60) days written notice to Alanex if Alanex is in material breach of this Agreement, unless


                                       5.

within such sixty (60) day period Alanex initiates good faith efforts reasonably calculated to cure such breach.

         6.4 EFFECT OF TERMINATION; SURVIVAL. Upon any termination of this Agreement, Alanex will pay Licensor all accrued payments due Licensor through the expiration or termination date and all licenses shall revert to Licensor. Sections 3.5 and 3.6 and Articles 7 and 8 shall survive for three (3) years following termination.


                                    ARTICLE 7

                                 CONFIDENTIALITY

         7.1  CONFIDENTIALITY.

              (a) For purposes of this Agreement, "Confidential Information" means any information or material disclosed or provided by Alanex to Licensor pursuant to Article 3 or 4 of this Agreement, except:

                   (1) information that is known to or independently developed by Licensor prior to the time of disclosure, as evidenced by Licensor's records;

                   (2) information disclosed to Licensor by a third party that has a right to make such disclosure;

                   (3) information that becomes patented, published or otherwise part of the public domain other than through breach of this Agreement; or

                   (4)  information that is required to be disclosed by law.

              (b) Licensor shall, for the term of this Agreement, maintain Confidential Information in confidence and shall not disclose Confidential Information to any third party or use Confidential Information for any purpose not contemplated under this Agreement, except with the written consent of Alanex.


                                    ARTICLE 8

                          INDEMNIFICATION AND INSURANCE


         Alanex agrees to indemnify, hold harmless and defend Licensor, its trustees, officers, medical and professional staff, employees, students and agents, and their respective successors and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys fees and expenses of litigation) incurred or imposed upon Indemnitees in connection with any claims, suits, actions, demands or judgments resulting or arising out of the development, distribution, possession, manufacture, use, sale or administration of Licensed Products by Alanex, its affiliates or sublicensees, or by any third party. Alanex or its


                                       6.

sublicensees agree to carry and keep in force general commercial liability insurance of not less than $1 million per occurrence and $2 million in aggregate to cover liability for damages on account of bodily or personal injury or death to any person or damage to property of any person. In addition, Alanex or its sublicensees shall keep in force product liability insurance of not less than $2 million per occurrence and $4 million in aggregate prior to any commercial distribution of Licensed Products; provided, however, such limits shall be increased if Licensor can demonstrate that higher amounts are customary for businesses the size of Alanex or engaged in the business in which Alanex is engaged. Licensor will be named as an additional insured on any such insurance and such insurance shall not be canceled without at least thirty (30) days notice to Licensor. Alanex shall provide a certificate of insurance evidencing that all required coverage is in effect stating the limits of such coverage. Such insurance shall be written to include coverage for any claims incurred in connection with the matters which are the subject of this Agreement regardless of when such claims are brought. Licensor shall promptly notify Alanex of any claim for which Licensor may seek indemnification under this Article 8. Alanex shall have the right to control the defense of such claim and may enter into any settlement that does not adversely affect the rights of Licensor. Licensor shall fully cooperate with Alanex in the defense of such claim, with out-of-pocket costs reimbursed by Alanex as part of the indemnification.


                                    ARTICLE 9

                                     GENERAL


         9.1 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely within the State of California, without regard to conflicts of laws rules.

         9.2 USE OF NAME. Alanex agrees that it will not use the name, trademark or any other identifier of Licensor in any advertising or promotion without the prior approval of Licensor, except to disclose the existence of this Agreement and as otherwise required by law.

         9.3 NOTICES. All notices or communications to either party by the other party shall be delivered personally or sent by first-class or express mail, postage prepaid, addressed to such party at the following addresses for each and shall be deemed given on the date so delivered.

         If to Licensor,

         Mount Sinai School of Medicine of
           the City University of New York
         One Gustave L. Levy Place
         New York, New York 10029-6574
         Attn:  Director, Office of Science
                       and Technology Development


                                       7.

         If to Alanex,

         Alanex Corporation
         3550 General Atomics Court
         San Diego, CA  92121
         Attn:  Chief Executive Officer

         9.4 ASSIGNMENT. Neither party to this Agreement may assign or transfer any rights or obligations arising from this Agreement without the prior written consent of the other party, not to be unreasonably withheld; provided, however, that Alanex may assign all of its rights and obligations under this Agreement in connection with a merger, sale of assets or other transaction involving a change of control of Alanex's business.

         9.5 AMENDMENT. No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by an authorized representative of each party.

         9.6 WAIVER. No waiver of any provision of this Agreement in a particular instance shall be deemed to be a waiver of any provision of this Agreement in a later instance.

         9.7 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

         9.8 ENTIRE AGREEMENT OF THE PARTIES. This Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.

         9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument.


                                       8.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.


ALANEX CORPORATION                          MOUNT SINAI SCHOOL OF MEDICINE
                                            OF THE CITY UNIVERSITY OF NEW YORK


By:/s/ Marvin R. Brown                      By:/s/ Nathan Kase
   ---------------------------                 -------------------------------

Name: Marvin R. Brown                       Name: Nathan Kase, M.D.
     -------------------------                   -----------------------------

Title: President & CEO                      Title: Dean
      ------------------------                    ----------------------------




                                       9.

                                    EXHIBIT A

                               LICENSED TECHNOLOGY


I.       LICENSED PATENTS

                                   EXHIBIT A
                                LICENSED PATENTS

Title:                GnRH RECEPTOR
Serial No.:           07/938,189
Filed:                August 28, 1992
Status:               Abandoned In Favor Of CIP


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Pat. Type:            CIP
Serial No.:           08/080,386
Filed:                June 21, 1993
Status:               Pending


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Pat. Type:            CIP
Serial No.:           08/390,000
Filed:                February 17, 1995
Status:               Pending


Titled:               CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Appln. No.:           PCT/US93/05965
Filed:                June 23, 1992
Status:               Published on January 6, 1994
Publ. No.:            W094/00590


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Country:              Canada
Appln. No.:           2,138,999
Filed:                June 22, 1993
Status:               Request For Examination Due:  June 22, 2000

Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Country:              Japan
Appln. No.:           6-502535
Filed:                June 22, 1993
Status:               Request For Examination Due:  June 22, 2000


Title:                CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING
                      HORMONE RECEPTOR
Country:              EPC (designating Austria, Belgium, France, Germany, Italy,
                      Luxembourg, Netherlands, Sweden, Switzerland, United
                      Kingdom, Greece, Spain, Liechtenstein, Denmark, Ireland,
                      Monaco, and Portugal)
Appln. No.:           9315447.2
Filed:                June 22, 1993
Status:               Request For Examination Filed


II.      LICENSED KNOW-HOW

NONE


                                       i.